Independent Auditors' Consent






The Board of Directors
Alliance Capital Management L.P.:

We consent to the use of our report dated February 2, 2000 relating to the consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries ("Alliance Capital") as of December 31, 1999, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for the two-month period ended December 31, 1999; and the consolidated statements of financial condition of Alliance Capital Management Holding L.P., the predecessor to Alliance Capital at December 31, 1999, and the related consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for the ten-month period ended October 29, 1999 (date of reorganization) and the consolidated statements of income, changes in partners' capital and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 1998, incorporated herein by reference in the annual report on Form 10-K of Alliance Capital.


/s/ KPMG LLP

New York, New York
March 28, 2000